Exhibit 4.3

DESCRIPTION OF Securities registered pursuant to section 12 of the securities exchange act of 1934

As of December 31, 2023, Stagwell Inc. (the “Company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, its Class A common stock, par value $0.001 per share. The following description of our capital stock is a summary and does not purport to be complete. This summary is qualified by, and should be read in conjunction with, the complete text of our Second Amended and Restated Certificate of Incorporation (the “Second A&R Certificate of Incorporation”) and Amended and Restated Bylaws (the “A&R Bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this exhibit forms a part and is incorporated herein by reference, and applicable Delaware law, including the General Corporation Law of Delaware, as amended (the “DGCL”).

General
The Second A&R Certificate of Incorporation authorizes 1,000,000,000 shares of Class A common stock, par value $0.001 per share, 250,000,000 shares of Class C common stock, par value $0.00001 per share, and 200,000,000 shares of Preferred Stock, par value $0.001 per share.

Common Stock

Voting Rights
Each holder of (i) Class A common stock is entitled to one vote and (ii) Class C common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. In any uncontested election of directors, each person receiving a majority of the votes cast shall be elected. In any contested election of directors, the persons receiving a plurality of the votes cast shall be elected. Accordingly, holders of a majority of the voting power are able to elect all of the directors of the Company, subject to the rights, if any, of holders of any series of preferred stock to elect additional directors under specific circumstances. Unless otherwise required by law, other actions by the stockholders will be authorized by the affirmative vote of holders of a majority of the voting power of the capital stock present in person or by proxy at the meeting such action is taken.

Dividends
Subject to preferences that may be applicable to any then outstanding shares of any series of preferred stock, holders of shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors (the “Board”) out of legally available funds. Holders of shares of Class C common stock are not entitled to receive dividends. Declaration and payment of any dividend are subject to the discretion of the Board and may be paid in cash, in property or in shares of common stock.

Liquidation
In the event of the Company’s liquidation, dissolution or winding up, holders of Class A common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference or other similar rights granted to the holders of any then outstanding shares of any series of preferred stock.

Rights and Preferences
Holders of common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to shares of common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate.

Conversion and Transfer
Holders of Class C common stock have the right, at their election, to convert such shares of Class C common stock, together with such shares’ corresponding economic interest in a subsidiary of the Company, into shares of Class A common stock on a one-to-one basis. Shares of Class C common stock are not transferable except together with such corresponding economic interest.

Fully Paid and Nonassessable
The Company’s shares of capital stock are fully paid and non-assessable.Preferred Stock

The Certificate of Incorporation authorizes the Board from time to time to create one or more series of preferred stock by resolution and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series, without vote or action by the Company’s stockholders.

The Company has no current plan to issue any shares of preferred stock.

Annual Stockholder Meetings
The A&R Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time as exclusively selected by the Board. To the extent permitted under applicable law, the Company may, but is not obligated to, conduct annual stockholder meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions of the Second A&R Certificate of Incorporation, A&R Bylaws and Delaware Law
Some provisions of Delaware law and the Second A&R Certificate of Incorporation and A&R Bylaws could make the following transactions difficult: acquisition of the Company by means of a tender offer, merger or otherwise; or removal of incumbent officers and directors of the Company by means of a proxy contest or otherwise. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for the Class A common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for the Board to issue shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. Such provision may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Special Stockholder Meetings
The Second A&R Certificate of Incorporation and the A&R Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board or the majority of the whole Board. This may limit the ability of stockholders to take action between annual meetings without the prior approval of the Board.

Stockholder Action by Written Consent
Until the first date on which Stagwell Media LP and certain permitted transferees, directly or indirectly, cease to beneficially own, in the aggregate, shares of common stock representing at least thirty percent (30%) of the Company’s voting power, the Second A&R Certificate of Incorporation permits stockholders to take action by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals and Proxy Access
The A&R Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Composition of the Board; Election and Removal of Directors
Directors are elected until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. At each annual meeting of the Company, directors are elected to one-year terms.

Subject to the rights, if any, of holders of any series of preferred stock with respect to removal without cause of directors elected by such holders, directors may be removed with or without cause at any time by the holders of a majority of the shares of capital stock entitled to vote at a meeting of stockholders.

Directors are elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, except if, as of the date that is 14 days before the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of director nominees exceeds the number of directors to be elected, in which case directors on the Board are elected by the vote of a plurality of the votes cast. Unless plurality voting shall have applied to the election, any director who receives a greater number of “against” votes than votes “for” election, the Board decides whether to accept or reject the resignation that was submitted upon his or her election, or whether other action should be taken. The Board acts on such recommendation within 90 days following certification of the election results.

Exclusive Forum
The Second A&R Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware is the exclusive forum (or if the Court of Chancery of the State of Delaware lacks jurisdiction, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) for: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders; (c) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company arising pursuant to any provision of the DGCL, the Second A&R Certificate of Incorporation or the A&R Bylaws (as each may be amended form time to time); (e) any action asserting a claim governed by the internal affairs doctrine; or (f) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.

The Second A&R Certificate of Incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other matters pertaining to the Company’s internal affairs, and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find these provisions of the Second A&R Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, results of operations or financial condition.

Business Combinations Involving Interested Stockholders
In general, Section 203 of the DGCL (“Section 203”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that such person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to the time the person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder. Generally, a “business combination” is defined to include a merger, consolidation, a sale of assets and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that owns (or is an affiliate or associate of the corporation and within the prior three years did own) 15% or more of a corporation’s voting stock and the affiliates and associates of any such person.

Section 203 provides that these restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Second A&R Certificate of Incorporation opts out of Section 203 until the first date on which Stagwell Media LP and its permitted transferees, directly or indirectly, cease to beneficially own, in the aggregate, shares of common stock representing at least five percent (5%) of the Company’s voting power. From and after such date, the Company shall be governed by Section 203 so long as Section 203 by its terms would apply to the Company.

Corporate Opportunities Waiver
Directors (the “Exempted Persons”) have no duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business that the Company does, (ii) doing business with any potential or actual customer or supplier of the Company or (iii) employing or otherwise engaging any officer or employee of the Company. In the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for him or herself or another person and us, the Company will not have any expectancy in the corporate opportunity, and no Exempted Person will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for himself or herself or direct such opportunity to another person. In addition, Exempted Persons will be expressly permitted to act in their own best interest and will be under no obligation to take any action in their capacity as a director that prefers the interest of the Company over their own self-interest. Exempted Persons will further be expressly permitted to use information they acquired as a director that enhanced their knowledge and understanding of the industries in which the Company operates in making investment or voting decisions relating to non-Company entities or securities.

Limitations of Liability and Indemnification Matters
The Second A&R Certificate of Incorporation contains provisions that limit the liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Consequently, directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
a.any breach of the director’s duty of loyalty to the Company or its stockholders;
b.any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
c.willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or
d.any transaction from which the director derived an improper personal benefit.

The A&R Bylaws provide that the Company is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The A&R Bylaws also obligate the Company to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, the Company enters into agreements with Company directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Also, the Company maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Second A&R Certificate of Incorporation and A&R Bylaws may discourage stockholders from bringing a lawsuit against Company directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Company directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement or damages.

Uncertificated Shares
The shares of common stock are uncertificated, and holders of common stock do not have the right to require the Company to issue certificates for their shares.